Exhibit 10.2
INDEPENDENT BANK GROUP, INC.
2013 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT
1.Agreement to Grant Restricted Stock. Subject to the conditions described in this agreement (this “Restricted Stock Agreement”) and in the Independent Bank Group, Inc. 2013 Equity Incentive Plan (the “Plan”), Independent Bank Group, Inc., a Texas corporation (the “Company”), hereby agrees to grant to ____________________________ (“Participant”) all rights, title and interest in the record and beneficial ownership of _____________ (____) shares (the “Restricted Stock”) of common stock, $0.01 par value per share, of the Company (“Common Stock”). This Award of Restricted Stock shall be effective as of the date (the “Grant Date”) of approval by the Committee. The Grant Date is __________, 2020. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference.
2.Vesting.
(a)Vesting Schedule. Subject to the satisfaction of the terms and conditions set forth in the Plan and this Restricted Stock Agreement, Participant shall vest in his rights under the Restricted Stock and the Company’s right to the return and reacquisition of such shares shall lapse with respect to the Restricted Stock according to the following schedule and conditions, provided the Participant is then employed by the Company and/or one of its Subsidiaries on such vesting date:
(i)twenty-five percent (25%) of the Restricted Stock shall vest on the first anniversary of the Grant Date;
(ii)twenty-five percent (25%) of the Restricted Stock shall vest on the second anniversary of the Grant Date;
(iii)twenty-five percent (25%) of the Restricted Stock shall vest on the third anniversary of the Grant Date; and
(iv)twenty-five percent (25%) of the Restricted Stock shall vest on the fourth anniversary of the Grant Date.
i.Change in Control. Upon the consummation of a Change in Control, any of the Restricted Stock held by Participant that is then unvested and not previously forfeited at the time of such Change in Control shall be treated in accordance with Section 9 of the Plan.
ii.Certain Terminations of Employment. All unvested shares of Restricted Stock shall immediately become vested and no longer be subject to restriction upon a termination of employment due to the death or Disability of the Participant, by the Participant for Good Reason, or by the Company not for Cause, in each case, subject to the Participant’s (or Participant’s estate’s or guardian’s) execution and non-revocation of a release of claims in a form provided by the Company within 60 days following Participant’s termination of employment (or any longer period required by applicable law). Participant’s termination of employment shall not be deemed to be for Good Reason unless (i) Participant has notified the Company in writing describing the occurrence of one or more Good Reason events within ninety (90) days after Participant first becomes aware of such occurrence (or should have become aware of such occurrence), (ii) the Company fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (iii) the termination of employment occurs within thirty (30) days following such failure to cure.
iii.Forfeited Restricted Stock. For the sake of clarity, references to Restricted Stock do not include any previously forfeited Restricted Stock.
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3.Forfeiture. Except as provided in Section 2(c) in the event of Participant’s termination of employment by the Company or by Participant for any other reason whatsoever, the unvested portion of the Restricted Stock held by Participant at that time shall immediately be forfeited and reacquired by the Company.
4.Issuance and Transferability.
iv.Registration and Restricting Legend. Upon grant, the Restricted Stock granted hereunder shall be registered in the name of Participant and, unless and until such Restricted Stock vest, shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Company, until such time as the restrictions on transfer have lapsed. If the Restricted Stock are represented by certificates, such certificates shall be marked with the following legend:
“The shares represented by this certificate have been issued pursuant to the terms of the Independent Bank Group, Inc. 2013 Equity Incentive Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner other than as is set forth in the terms of the Restricted Stock Agreement dated ________.”
v.Book Entry Form. If the shares are held in book entry form, then such entry will reflect, in a manner sufficient to effect in a legally enforceable form, that such shares of Restricted Stock are subject to the restrictions of this Restricted Stock Agreement and the Plan.
vi.Release of Restrictions. Upon vesting of any portion of the shares of Restricted Stock and satisfaction of any other conditions required by the Plan or pursuant to this Restricted Stock Agreement, the Company shall promptly either issue a stock certificate, without such restricted legend, for any shares of the Restricted Stock that have vested, or, if the shares are held in book entry form, the Company shall remove the notations on the book form for any shares of the Restricted Stock that have vested.
vii.Prohibition on Transfer. Until restrictions lapse, the Restricted Stock shall not be transferable. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock, regardless of by whom initiated or attempted, prior to the lapse of restrictions shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock is effected by operation of law, court order or otherwise, the affected Restricted Stock shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Restricted Stock Agreement. In the case of Participant’s death or Disability, Participant’s vested rights under this Restricted Stock Agreement (if any) may be exercised and enforced by Participant’s guardian or legal representative.
5.Ownership Rights. Subject to any reservations, conditions or restrictions set forth in this Restricted Stock Agreement and/or the Plan, upon grant to Participant of the Restricted Stock, Participant shall be entitled to all voting rights applicable to the Restricted Stock and the right to currently receive dividends during the Restriction Period. In the event of forfeiture of shares of Restricted Stock, the Participant shall have no further rights with respect to such Restricted Stock.
6.Reorganization of the Company. The existence of this Restricted Stock Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7.Certain Restrictions. By executing this Restricted Stock Agreement, Participant acknowledges that he will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this Restricted Stock Agreement or the terms of the Plan.
8.Amendment and Termination. This Restricted Stock Agreement or the Plan may be amended or terminated in accordance with the terms of the Plan.
9.Taxes and Withholdings.
viii.Tax Consequences. The granting, vesting and/or sale of all or any portion of the Restricted Stock may trigger tax liability. Participant agrees that he shall be solely responsible for any such tax liability. Participant is encouraged to contact his tax advisor to discuss any tax implications which may arise in connection with the Restricted Stock.
ix.Withholding. Participant acknowledges that the vesting of Restricted Stock granted pursuant to this Restricted Stock Agreement, the making of an election under Section 83(b) of the Code and the vesting and payment of any accrued dividends may result in federal, state or local tax withholding obligations. Participant understands and acknowledges that the Company will not deliver shares of Common Stock or make any payment of accrued dividends until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Restricted Stock Agreement or the Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations. Further, Participant hereby agrees and grants to the Company the right to withhold from any payments or amounts of compensation, payable in cash, shares or otherwise, in order to meet any tax withholding obligations under this Restricted Stock Agreement or the Plan. As such, if the Company requests that Participant take any action required to effect any action described in this Section 9 and to satisfy the tax withholding obligation pursuant to this Restricted Stock Agreement and the Plan, Participant hereby agrees to promptly take any such action.
x.Section 83(b). Participant understands that any election under Section 83(b) of the Code with regard to the Restricted Stock must be made within thirty (30) days of the Grant Date and that, in the event of such election, Participant will so notify the Company in writing on or before such date.
10.No Guarantee of Tax Consequences. The Company, Board and Committee make no commitment or guarantee to Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Restricted Stock Agreement and assumes no liability whatsoever for the tax consequences to Participant.
11.Confidentiality.
xi.Confidential Information in General. The Participant has and will have access to and participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and its subsidiaries and affiliates (the “Companies”), including but not limited to (i) business plans, operating plans, marketing plans, bid strategies, bid proposals, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists and customer information, credit files, software programs, reports, correspondence, tapes, discs, tangible property and specifications owned by or used in Company’s business, operating strengths and weaknesses of the Companies’ officers, directors, employees, agents, suppliers and customers, (ii) information pertaining to future developments such as, but not limited to, research and development, future marketing, products, distribution, delivery or merchandising plans or ideas, and potential new distribution or business locations, and (iii) other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available (the “Confidential Information”); provided that the term Confidential Information shall not include information that is available or known to persons or entities outside of the Company otherwise than as a result of a breach of a confidentiality agreement. By this Restricted Stock Agreement, the Participant agrees that he or she is being provided with access to Confidential Information to which he or she has not previously had access.
xii.Assignment. The Participant hereby assigns to the Company, in consideration of his employment, all Confidential Information that may be developed by the Participant at any time during the term of this Restricted Stock Agreement, whether or not made or conceived during working hours, alone or with others, which related, directly or indirectly, to businesses or proposed businesses of the Companies, and the Participant agrees that all such Confidential Information shall be the exclusive property of the Companies. The Participant shall establish and maintain written records of all such Confidential Information with respect to inventions or similar intellectual property for the benefit of the Companies and shall execute and deliver to the Companies any specific assignments or other documents appropriate to vest title in such Confidential Information in the Companies or to obtain for the Companies legal protection for such Confidential Information. Notwithstanding anything to the contrary in this paragraph, the Participant shall be entitled to retain possession of any daily journal which the Participant may make reflecting the Participant’s personal log and notes. The Participant will furnish a copy of any retained daily journal to the Company as requested.
xiii.Nondisclosure. The Participant shall not disclose, use or make known for his or another’s benefit any Confidential Information of the Companies or use such Confidential Information in any way except in the best interests of the Companies in the performance of the Participant’s duties under this Restricted Stock Agreement.
xiv.Continuing Obligations. The obligations of the Participant under this Section 11 shall survive the termination of the Participant’s employment and the expiration or termination of this Restricted Stock Agreement.
12.Return of Company’s Property. Immediately upon termination of the Participant’s employment with the Company, the Participant shall deliver to the Company all Confidential Information, documents, correspondence, notebooks, reports, computer programs, names of full-time and part-time employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Company in any way obtained by the Participant during the period of his employment with the Company. Immediately upon termination of the Participant’s employment with the Company, the Participant shall deliver to the Company all tangible property of Company in the possession of the Participant, including without limitation, telephones, facsimile machines, computers, leased automobiles and credit cards. The obligations of the Participant under this Section 12 shall survive the termination of the Participant’s employment and the expiration or termination of this Restricted Stock Agreement.
13.Noncompetition and Nonsolicitation.
xv.Noncompete. In consideration for (i) the grant to the Participant by the Company, (ii) the provision of Confidential Information, and (iii) the execution of this Restricted Stock Agreement by the Company, and ancillary to the otherwise enforceable agreements in this Restricted Stock Agreement (including Section 1 of this Restricted Stock Agreement), for a period of three (3) months following the termination of the Participant’s employment with the Companies for any reason (the “Noncompetition Period”), the Participant will not, directly or indirectly, without the written consent of the Board of Directors of the Company, own, manage, operate, control, be employed by in the same or in a similar manner to which he or she is employed by the Companies, consult with or participate in or be connected with any entity owning or having financial interest in, whether direct or indirect, a business entity which is in the same line or lines of business as and competes with the Business of the Companies (as defined below), if such business has a branch or other office of any kind located within fifteen (15) miles of any branch or office of the Companies, which the parties stipulate is a reasonable geographic area because of the scope of the Companies’ operations and the Participant's employment with the Company. For purposes of this Section 13(a), each of the following activities, without limitation, shall be deemed to constitute proscribed activities during the Noncompetition Period: to engage in, work with, have an interest in (other than interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), advise, consult, manage, operate, lend money to (other than interests of less than 1% in companies with securities traded on a nationally recognized stock exchange or interdealer quotation system), guarantee the debts or obligations of, or permit one’s name or any part thereof to be used in connection with an enterprise or endeavor, either individually, in partnership or in conjunction with any person or persons, firm, association, company or corporation, whether as principal, director, agent, shareholder, partner, employee, consultant or in any other manner whatsoever. The Participant may not avoid the purpose and intent of this Section 13(a) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods. “Business of the Companies” shall mean the commercial banking business conducted by the Companies as of the date of this Restricted Stock Agreement.
xvi.Nonsolicitation. For a period of one (1) year following the date of termination (the “Nonsolicitation Period”), the Participant will not, directly or indirectly, (i) solicit for employment, or advise or recommend any entity to employ or solicit for employment, any person who is, or at any time during the Noncompetition Period was, an employee of the Company, or (ii) solicit the banking business of, or conduct any banking business with, any Restricted Customer of the Company. For purposes of this Restricted Stock Agreement, “Restricted Customer” means any individual, corporation, limited liability company, association, partnership, estate, trust, or any other entity or organization to which the Companies marketed, attempted to or actually promoted or provided products or services to at any time during the one (1) year immediately prior to the Participant's last day of employment, and with respect to which the Participant has participated in any efforts related to the marketing, negotiation or provision of products or services, had contact with or supervised employees who had contact with, or received Confidential Information about, within the one (1) year immediately prior to Participant’s last day of employment. This Section 13(b) is geographically limited to wherever any Restricted Customer can be found or is available for solicitation or to do business with, which the parties stipulate is a reasonable geographic area because of the scope of the Companies’ operations and the Participant's employment with the Company. The Participant may not avoid the purpose and intent of this Section 13(b) by engaging in conduct within the geographically limited area from a remote location through means such as telecommunications, written correspondence, computer generated or assisted communications, or other similar methods.
xvii.Continuing Obligations. Notwithstanding any other provision of this Restricted Stock Agreement, the obligations of the Participant under this Section 13 shall survive the termination of the Participant’s employment and the expiration or termination of this Restricted Stock Agreement until the end of the Noncompetition Period.
xviii.Reasonable and Necessary. The Participant agrees that the above covenants are reasonable and necessary agreements for the protection of the business interests covered in the fully enforceable, ancillary agreements set forth in this Restricted Stock Agreement.
14.Severability. In the event that any provision of this Restricted Stock Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the Plan or this Restricted Stock Agreement under any law deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or this Restricted Stock Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Restricted Stock Agreement, and the remainder of this Restricted Stock Agreement shall remain in full force and effect.
15.Remedies. Participant acknowledges that Participant’s violation of any of the covenants contained in Section 11 or 13 would cause irreparable damage to the Companies in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, Participant agrees that, notwithstanding any provision of this Restricted Stock Agreement to the contrary, in addition to any other damages it is able to show, in the event of Participant’s violation of any of the covenants contained in Section 11 or 13, the Companies shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Section 11 or 13, in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Companies may have for damages under this Restricted Stock Agreement or otherwise, and all such rights shall be unrestricted. The Noncompetition Period and Nonsolicitation Period shall be tolled during (and shall be deemed automatically extended by) any period during which Participant is in violation of the applicable covenants.
16.Terms of the Plan Control. This Restricted Stock Agreement and the underlying Award are made pursuant to the Plan. Notwithstanding anything in this Restricted Stock Agreement to the contrary, the terms of the Plan, as amended from time to time and interpreted and applied by the Committee, shall govern and take precedence.
17.Governing Law; Venue. This Restricted Stock Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Texas to the extent federal law does not supersede and preempt Texas law. Venue for any action to enforce the provisions of this Restricted Stock Agreement shall lie solely in the state and federal district courts located in Collin County, Texas. The parties hereby submit to the exclusive jurisdiction of the courts of the State of Texas located in McKinney, Texas, or the federal courts of the United States located in the Northern District of the State of Texas in respect of any dispute relating to this Restricted Stock Agreement or to the transactions contemplated hereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the personal and subject matter jurisdiction of such courts to resolve any such dispute or to venue in McKinney, Texas, including an objection based on forum non conveniens.
18.Consent to Electric Delivery; Electronic Signature. Except as otherwise prohibited by law, in lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature.
[signature blanks follow]

Executed: ______________________________

    INDEPENDENT BANK GROUP, INC.

    By:
        David R. Brooks
        Chairman and CEO

Accepted: ______________________________

    PARTICIPANT:

    Signature

    Name Printed:

    Address of Record: